                                  SCHEDULE 13G

                                 (RULE 13d-102)

 Information to be Included in Statements Filed Pursuant to Rule 13d-1(b), (c) and (d) and Amendments Thereto Filed Pursuant to Rule 13d-2.



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                          (Amendment No. ___________)*

                             VALRICO BANCORP, INC.
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                              (Name of Issuer)

                                  COMMON STOCK
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                       (Title of Class of Securities)

                                   920348109
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                                 (CUSIP Number)


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            (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [ ]    Rule 13d-1(b)

                  [X]    Rule 13d-1(c)

                  [ ]    Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP NO. 920348109                   13G                 PAGE ___  OF ___ PAGES
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  1     Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons
        (Entities Only)

        LINDA L. AMERSON
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  2     Check the Appropriate Box if a Member of a Group     (a) [ ]
        (See Instructions)                                   (b) [ ]

        NOT APPLICABLE
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  3     SEC Use Only


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  4     Citizenship or Place of Organization

        U.S.A
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    Number of
                           5       Sole Voting Power

      Shares                       0
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power

                                   29,000
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power

       Each                        0
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power

                                   29,000
    Person With
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  9     Aggregate Amount Beneficially Owned by Each Reporting Person

        29,000
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 10     Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ]
        (See Instructions)

        NOT APPLICABLE
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 11     Percent of Class Represented by Amount in Row (9)

        9.58%
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 12     Type of Reporting Person (See Instructions)


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ITEM 1.
              (a)    Name of Issuer: VALRICO BANCORP, INC.

              (b) Address of Issuer's Principal Executive Offices 1815 STATE ROAD 60 EAST, VALRICO, FLORIDA 33594

ITEM 2.
              (a)    Name of Person Filing: LINDA L. AMERSON

              (b) Address of Principal Business Office or, if none, Residence 3512 N. YOUNG ROAD, PLANT CITY, FLORIDA 33566

              (c)    Citizenship: U.S.A.

              (d)    Title of Class of Securities: COMMON STOCK

              (e)    CUSIP Number: 920348109
ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TOSS.SS.240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

              (a)    [   ]   Broker or dealer registered under section 15 of
                             the Act (15 U.S.C. 78o).
              (b)    [   ]   Bank as defined in section 3(a)(6) of the Act (15
                             U.S.C. 78c).
              (c)    [   ]   Insurance company as defined in section 3(a)(19)
                             of the Act (15 U.S.C. 78c).
              (d)    [   ]   Investment company registered under section 8 of
                             the Investment Company Act of 1940 (15 U.S.C
                             80a-8).
              (e)    [   ]   An investment adviser in accordance with
                             ss.240.13d-1(b)(1)(ii)(E);
              (f)    [   ]   An employee benefit plan or endowment fund in
                             accordance with ss.240.13d-1(b)(1)(ii)(F);
              (g)    [   ]   A parent holding company or control person in
                             accordance with ss.240.13d-1(b)(1)(ii)(G);
              (h)    [   ]   A savings associations as defined in Section 3(b)
                             of the Federal Deposit Insurance Act (12 U.S.C.
                             1813);
              (i)    [   ]   A church plan that is excluded from the definition
                             of an investment company under section 3(c)(14) of
                             the Investment Company Act of 1940 (15 U.S.C.
                             80a-3);
              (j)    [   ]   Group, in accordance with ss.240.13d-1(b)(1)
                             (ii)(J).
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ITEM 4.       OWNERSHIP.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

              (a)     Amount beneficially owned:
                         29,000                     .
                      ------------------------------
              (b)     Percent of class:   9.58%                       .
                                        ------------------------------
              (c)     Number of shares as to which the person has:
                      (i)     Sole power to vote or to direct the vote 0 .
                                                                      ---
                      (ii)    Shared power to vote or to direct the vote
                                  29,000             .
                              -----------------------
                      (iii)   Sole power to dispose or to direct the disposition
                              of    0        .
                                 ------------
                      (iv)    Shared power to dispose or to direct the
                              disposition of      29,000         .
                                             --------------------

Instruction. For computations regarding securities which represent a right to acquire an underlying security see ss.240.13d3(d)(1).

ITEM 5.       OWNERSHIP OF FIVE PERCENT OF LESS OF A CLASS - NOT APPLICABLE.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON - NOT APPLICABLE.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY - NOT APPLICABLE.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP - NOT APPLICABLE.

ITEM 9.       NOTICE OF DISSOLUTION OF GROUP - NOT APPLICABLE.

ITEM 10.      CERTIFICATION
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By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                        NOVEMBER 8, 2000
                                        --------------------------------
                                        Date

                                        /s/ Linda L. Amerson
                                        --------------------------------
                                        Signature

                                        LINDA L. AMERSON
                                        --------------------------------
                                        Name/Title